UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Vital Images, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VITAL IMAGES, INC. 5850 Opus Parkway, Suite 300 Minnetonka, Minnesota 55343 (952) 487-9500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 12, 2011

To the Shareholders of Vital Images, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Vital Images, Inc., a Minnesota corporation (the “Company”), will be held on Thursday, May 12, 2011, at 1:00 p.m. (Minneapolis, Minnesota time), at the Company's headquarters, 5850 Opus Parkway, Suite 300, Minnetonka, Minnesota, for the following purposes:

1.	To elect eight Directors of the Company for the coming year;

2.	To have an advisory vote on the Company's compensation of its named executive officers (a non-binding “say-on-pay” vote);

3.	To have an advisory vote on how frequently shareholders should vote on the Company's compensation of its named executive officers (a non-binding “say-on-frequency” vote);

4.
To ratify the appointment by the Audit Committee of the Company's Board of Directors of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2011; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Only holders of record of the Company's common stock at the close of business on March 14, 2011 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. If an insufficient number of votes is present for a quorum or is cast to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed to allow further solicitation of proxies by the Company.

Each of you is invited to attend the Annual Meeting in person, if possible. Whether or not you plan to attend the Annual Meeting, the Company urges you to vote as soon as possible. Shareholders may vote their shares via the Internet or a toll-free telephone number. If a shareholder received a paper copy of a proxy card or voting instruction card by mail, that shareholder may submit the shareholder's proxy or voting instruction card by completing, signing, dating and returning the proxy card or voting instruction card in the pre-addressed envelope provided. If a shareholder attends the Annual Meeting, that shareholder will have the right to revoke the proxy and vote the shareholder's shares in person. For specific instruction on how to vote shares, please refer to the section heading “Voting and Revocation of Proxy” in the accompanying proxy statement.

By Order of the Board of Directors
Michael H. Carrel, President and Chief Executive Officer
March 29, 2011

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING,
PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, IF YOU
RECEIVED A PAPER COPY OF THE PROXY CARD, OR VOTE BY TELEPHONE OR VIA
THE INTERNET AS INSTRUCTED ON THE PROXY CARD.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE VITAL IMAGES, INC.
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2011

This notice, the accompanying proxy statement and the Company's 2010 Annual Report to Shareholders, which includes the Company's Annual Report on Form 10-K for the year ended December 31, 2010, are available at the Company's website at http://www.vitalimages.com. Additionally, and in accordance with the rules of the Securities and Exchange Commission, shareholders may access these materials at the cookies-free website indicated in the Important Notice Regarding the Availability of Proxy Materials that you receive in connection with this notice and the accompanying proxy statement.

i

VITAL IMAGES, INC. 5850 Opus Parkway, Suite 300 Minnetonka, Minnesota 55343 (952) 487-9500

PROXY STATEMENT

SOLICITATION OF PROXIES

The enclosed proxy is solicited by and on behalf of the Board of Directors of Vital Images, Inc., a Minnesota corporation (“Vital Images” or the “Company”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Company's headquarters, 5850 Opus Parkway, Suite 300, Minnetonka, Minnesota, on Thursday, May 12, 2011, at 1:00 p.m. (Minneapolis, Minnesota time), and any adjournment of the Annual Meeting. This Proxy Statement and the accompanying form of proxy are being made available to shareholders on the Internet or are being mailed to shareholders beginning on or about March 29, 2011.

The Company will bear all costs and expenses of preparing, assembling and mailing the proxy materials and soliciting proxies for the Annual Meeting, will arrange with brokerage houses and other custodian nominees and fiduciaries to send proxies and proxy materials to their principals, and will reimburse them for their expense in so doing. Proxies may be solicited by telephone, facsimile or personally.

VOTING AND REVOCATION OF PROXY

Shareholders Entitled to Vote; Record Date

Only holders of record of the Company's common stock at the close of business on March 14, 2011, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. On the record date, 14,064,945 shares of the Company's common stock were outstanding. Each share of common stock entitles the holder of the share to one vote upon each matter to be presented at the Annual Meeting.

Notice of Internet Availability of Proxy Materials

The Company is making proxy materials for the Annual Meeting available via the Internet. Therefore, the Company is mailing to the majority of its shareholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. The notice is entitled “Important Notice Regarding the Availability of Proxy Materials.” All shareholders receiving the notice will have the ability to access the proxy materials via the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. The Company's proxy materials may also be accessed on the Company's website at http://www.vitalimages.com by selecting “Investors” and then “Proxy Materials.” The Company is providing some of its shareholders, including shareholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a notice about the Internet availability of the proxy materials.

Voting Shares and Revoking Proxy

Each proxy returned to the Company will be voted according to the instructions on the proxy. If no instructions are indicated, the shares will be voted (i) for the election of the nominees for the Board of Directors named in this Proxy Statement, (ii) for approval of the Company's compensation of its named executive officers, (iii) for holding a non-binding vote every ONE year regarding approval of the Company's compensation of its named executive officers, and (iv) for the ratification of the appointment by the Audit Committee of the Company's Board of Directors of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2011. Although the Board of Directors knows of no other matters to be presented at the Annual Meeting or any adjournment or postponement of the Annual Meeting, all proxies returned to the Company will be voted on any such matter according to the judgment of the proxy holders.

Instead of submitting a signed proxy card, shareholders may submit their proxies by telephone or via the Internet using the control number and instructions on the proxy card. Telephone and Internet proxies must be used in compliance with, and will be subject to, the information and terms contained on the proxy card. These procedures may not be available to shareholders who hold their shares through a broker, nominee, fiduciary or other custodian.

Any proxy for the Annual Meeting may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

•	giving written notice of such revocation to the Secretary of the Company,

•	submitting a proxy bearing a later date,

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy), or

•	voting by telephone or via the Internet after your prior telephone or Internet vote.

A quorum, consisting of a majority of the shares of common stock entitled to vote at the Annual Meeting, must be present in person or by proxy before action may be taken at the Annual Meeting. Each Director will be elected by a plurality of the votes cast with regard to the election of Directors. A majority of the votes cast by the holders of shares of our common stock is required to approve any of the other proposals, except that with regard to the advisory vote on how frequently our shareholders should vote on the compensation of our named executive officers, the number of years (1, 2 or 3) that receives the highest number of votes will be deemed to be preferred by our shareholders. If an executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but they will not be considered to have been voted in favor of such matter. If a signed proxy is returned by a broker holding shares in “street name,” and it indicates that the broker does not have discretionary authority to vote certain shares on one or more matters, such shares will be considered present at the Annual Meeting for purposes of determining a quorum but will not be considered to be represented at the Annual Meeting for purposes of calculating the vote with respect to such matter.

Counting Votes

The inspector of election appointed for the meeting will count the votes cast by proxy or in person at the Annual Meeting. Shares as to which there are abstentions, and shares held by brokers that are not voted as to particular proposals, will nonetheless be included in determining if a quorum is present or represented at the annual meeting.

Brokers who hold shares in street name for customers will not be able to vote the shares without instructions from their customers with respect to any of the proposals, other than the proposal to ratify the selection of our auditors (Proposal 4 of this Proxy Statement). Shares for which brokers have not received instructions, and which therefore are not voted, with respect to a particular proposal are referred to as “broker non-votes” with respect to that proposal. Neither abstentions from voting on a proposal described in this proxy statement nor broker non-votes will affect the outcome of the vote on that proposal.

PROPOSALS OF SHAREHOLDERS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, any shareholder wishing to have a proposal considered for inclusion in the Company's proxy solicitation material for the Annual Meeting of Shareholders to be held in 2012 must set forth such proposal in writing and file it with the Secretary of the Company no later than November 30, 2011, the date that is 120 days before March 29, 2012. Further, pursuant to Rule 14a-4, if a shareholder fails to notify the Company of a proposal before February 13, 2012, the date that is 45 days before March 29, 2012, such notice will be considered untimely, and management proxies may use their discretionary voting authority to vote on any such proposal.

OTHER BUSINESS

At the date of this Proxy Statement, management knows of no other business that may properly come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the individuals named in the enclosed form of proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

FINANCIAL INFORMATION

The Company's 2010 Annual Report to Shareholders including, but not limited to, the consolidated balance sheets as of December 31, 2010 and 2009 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2010, accompanies these materials. A copy of the 2010 Annual Report to Shareholders may be obtained without charge upon request to the Company. The 2010 Annual Report to Shareholders can also be accessed on the Company's website at http://www.vitalimages.com by selecting “Investors,” then “Financial Information” and then “Annual Reports.” In addition, the Company will provide without charge to any shareholder, upon the shareholder's written request, a copy of its Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission. Requests should be directed to Investor Relations, Vital Images, Inc., 5850 Opus Parkway, Suite 300, Minnetonka, Minnesota 55343.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of February 28, 2011 (except as otherwise expressly indicated), certain information regarding the beneficial ownership of shares of common stock of the Company by (i) each person or entity who is known by the Company to own more than 5% of the Company's common stock, (ii) each Director or nominee for Director of the Company, (iii) each person listed in the Summary Compensation Table and (iv) all Directors, nominees and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Outstanding Shares (2)
5% Beneficial Owners:
Eagle Asset Management, Inc.	1,576,962	(3)	11.21%
T. Rowe Price Associates, Inc.	1,086,132	(4)	7.72%
Janus Capital Management LLC	1,025,656	(5)	7.29%
BlackRock, Inc.	931,389	(6)	6.62%
Dimensional Fund Advisors LP	839,270	(7)	5.97%
Capital Research Global Investors	792,000	(8)	5.63%
JPMorgan Chase & Co.	722,662	(9)	5.14%

Executive Officers and Directors:
James B. Hickey, Jr.	78,900	(10)	*
Michael H. Carrel	345,016	(11)	2.45%
Oran E. Muduroglu	7,500	(12)	*
Gregory J. Peet	59,600	(13)	*
Richard W. Perkins	122,600	(14)	*
Douglas M. Pihl	97,025	(15)	*
Michael W. Vannier, M.D.	82,600	(16)	*
Sven A. Wehrwein	78,600	(17)	*
Peter J. Goepfrich	88,553	(18)	*
Aaron (Erkan) Akyuz	72,202	(19)	*
Steven P. Canakes	77,549	(20)	*
Vikram Simha	118,150	(21)	*
All Directors and executive officers as a group (13 persons)	1,274,139	(22)	9.06%
_________________________
* Less than one percent.

(1)
Each person has sole voting and sole dispositive power with respect to all outstanding shares, except as noted. The individuals holding shares subject to restricted stock awards have the power to vote but not the power to dispose of such shares.

(2)
Based on 14,062,560 shares outstanding as of February 28, 2011. Such number does not include 2,168,896 shares of common stock subject to stock options outstanding as of February 28, 2011. Each figure showing the percentage of outstanding shares owned beneficially has been calculated by treating as outstanding and owned the shares which could be purchased by the indicated person(s) on February 28, 2011 or within 60 days of February 28, 2011 upon the exercise of stock options.

(3)
Reflects information as of November 30, 2010 derived from Amendment No. 2 to Schedule 13G filed with the SEC by Eagle Asset Management, Inc. on December 9, 2010. As set forth in the Schedule 13G, as amended, Eagle Asset Management, Inc. has sole voting and dispositive power as to 1,576,962 shares. The principal business address of Eagle

Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, Florida 33716.

(4)
Reflects information as of December 31, 2010 from Amendment No. 5 to Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. on February 11, 2011. As set forth in the Schedule 13G, as amended, T. Rowe Price Associates, Inc. has sole voting power as to 97,100 shares and sole dispositive power as to 1,086,132 shares. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The principal business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(5)
Reflects information as of December 31, 2010 derived from Amendment No. 1 to Schedule 13G filed with the SEC by Janus Capital Management LLC (“Janus Capital”) on February 14, 2011. As set forth in the Schedule 13G, Janus Capital has shared voting and dispositive power as to 1,025,656 shares and no sole voting or dispositive power as to any shares. Janus Capital has a direct 94.5% ownership stake in INTECH Investment Management ("INTECH") and a direct 77.8% ownership stake in Perkins Investment Management LLC ("Perkins"). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of this filing. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively, "Managed Portfolios"). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Perkins may be deemed to be the beneficial owner of 1,025,656 shares or 7.3% of the shares outstanding of Vital Images Common Stock held by such Managed Portfolios. However, Perkins does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. The principal business address of Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado 80206.

(6)
Reflects information as of December 31, 2010 derived from Amendment No. 1 to Schedule 13G filed with the SEC by BlackRock, Inc. on February 9, 2011. As set forth in the Schedule 13G, BlackRock, Inc. has sole voting and dispositive power as to 931,389 shares. The principal business address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(7)
Reflects information as of December 31, 2010 from Amendment No. 2 to Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 11, 2011. As set forth in the Schedule 13G, as amended, Dimensional Fund Advisors LP has sole voting power as to 806,553 shares and sole dispositive power as to 839,270 shares. Dimensional Fund Advisors LP (“Dimensional”), an investment advisor, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities that are owned by the Funds, and may be deemed to be the beneficial owner securities held by the Funds. All securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The principal business address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(8)
Reflects information as of December 31, 2010 derived from Amendment No. 5 to Schedule 13G filed with the SEC by Capital Research Global Investors, a division of Capital Research and Management Company, on February 10, 2011. As set forth in the Schedule 13G, as amended, Capital Research Global Investors has sole voting and dispositive power as to 792,000 shares. The principal business address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(9)
Reflects information as of December 31, 2010 derived from Amendment No. 1 to Schedule 13G filed with the SEC by JPMorgan Chase & Co. on February 3, 2011. As set forth in the Schedule 13G, JPMorgan Chase & Co. has sole voting power as to 652,290 shares, shared voting power as to 732 shares and sole dispositive power as to 722,662 shares. The principal business address of JPMorgan Chase & Co. is 270 Park Avenue, New York, New York 10017.

(10)	Includes 46,600 shares that Mr. Hickey has the right to acquire upon the exercise of stock options.

(11)	Includes 322,766 shares that Mr. Carrel has the right to acquire upon the exercise of stock options.

(12)	Includes 7,500 shares that Mr. Muduroglu has the right to acquire upon the exercise of stock options.

(13)	Includes 39,600 shares that Mr. Peet has the right to acquire upon the exercise of stock options.

(14)
Includes 5,000 shares held by the Perkins Foundation, 7,500 shares held by the Perkins Capital Management, Inc. Profit Sharing Plan and 57,500 shares held by various trusts of which Mr. Perkins is the sole trustee. Also includes 52,600 shares Mr. Perkins has the right to acquire upon the exercise of stock options. Mr. Perkins disclaims beneficial ownership over 389,261 shares held in client accounts at Perkins Capital Management, Inc. Perkins Capital Management, Inc. has sole investment power over the 389,261 shares and sole voting power over 101,969 shares.

(15)	Includes 52,600 shares that Mr. Pihl has the right to acquire upon the exercise of stock options. Includes 14,900 shares held by Mr. Pihl's spouse, as to which Mr. Pihl disclaims beneficial ownership.

(16)	Includes 48,600 shares that Dr. Vannier has the right to acquire upon the exercise of stock options.

(17)	Includes 52,600 shares that Mr. Wehrwein has the right to acquire upon the exercise of stock options.

(18)	Includes 87,774 shares that Mr. Goepfrich has the right to acquire upon the exercise of stock options.

(19)	Includes 57,160 shares that Mr. Akyuz has the right to acquire upon the exercise of stock options and 11,250 shares subject to a restricted stock award.

(20)	Includes 52,904 shares that Mr. Canakes has the right to acquire upon the exercise of stock options.

(21)	Includes 105,834 shares that Mr. Simha has the right to acquire upon the exercise of stock options and 7,500 shares subject to restricted stock awards.

(22)	Includes 972,382 shares that all Directors and executive officers as a group have the right to acquire upon the exercise of stock options and 18,750 shares subject to restricted stock awards.

ELECTION OF DIRECTORS
(Proposal 1)

The business and affairs of the Company are managed under the direction of its Board of Directors. Directors of the Company are elected annually to serve until the next annual meeting of shareholders, until their successors are duly elected and qualify or until their earlier resignation, death or removal. The Board has nominated the eight individuals named below to serve as Directors of the Company, and the shareholders will be asked at the Annual Meeting to elect such individuals as Board members. Unless authority is withheld, all proxies received in response to this solicitation will be voted for the election of the nominees named below. Each of the nominees named below is now a Director of the Company and has served continuously as a Director since the month and year indicated. All nominees have indicated a willingness to serve if elected. If any nominee becomes unable to serve before the Annual Meeting, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the proxy holders named in the proxy.

Name	Positions with the Company	Age	Director Since
James B. Hickey, Jr.	Chair of the Board	57	May 1998
Michael H. Carrel	Director, President and Chief Executive Officer	40	January 2008
Oran E. Muduroglu	Director	48	February 2010
Gregory J. Peet	Director	57	July 2005
Richard W. Perkins	Director	80	May 1997
Douglas M. Pihl	Director	71	May 1997
Michael W. Vannier, M.D.	Director	62	December 1997
Sven A. Wehrwein	Director	60	May 1997

Shareholder Approval

The affirmative vote of a plurality of the shares of common stock of the Company represented at the Annual Meeting either in person or by proxy, assuming a quorum is present, is required for the election of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS AS SET FORTH ABOVE.

INFORMATION CONCERNING DIRECTORS,
NOMINEES AND EXECUTIVE OFFICERS

Directors and Nominees

The following discussion sets forth certain information concerning the individuals nominated by the Board of Directors to serve as Directors of the Company.

James B. Hickey, Jr., has been a Director of the Company since May 1998 and Chair of the Board of Directors since September 2008. Mr. Hickey is currently a private investor. From December 2005 to November 2008, Mr. Hickey was President and Chief Executive Officer and a Director of Myocor, Inc., a clinical-stage medical device company whose products are focused in the cardiac surgery and interventional cardiac markets. From October 2001 through July 2005, he was President, Chief Executive Officer and a Director of Pulmonetic Systems, Inc., a privately-held manufacturer of medical devices in the respiratory/pulmonary markets. Within the last five years, Mr. Hickey also served as a director of Allied Healthcare Products, Inc. Among the experiences, qualifications, attributes and skills that Mr. Hickey brings to the Board are his past positions as a Chief Executive Officer and sales executive for several medical device companies.

Michael H. Carrel has been President and Chief Executive Officer and a Director of Vital Images since January 2008. He served as Chief Operating Officer and Chief Financial Officer from May 2005 until January 2008. Mr. Carrel was part-time Interim Chief Financial Officer of Vital Images from January 2005 until May 2005. He previously held CEO and other executive positions with Technology Solutions Company and Zamba Corporation. Mr. Carrel brings to the Board his experience and knowledge of our business derived from his current position as Chief Executive Officer and his past positions as Chief Financial Officer and Chief Operating Officer.

Oran E. Muduroglu has been a Director of the Company since February 2010. In January 2010, he became the CEO of Medicalis Corporation. Between July 2008 and December 2009, he was an independent business advisor. Between January 2006 and June 2008 he was the CEO of the Philips Medical Systems Healthcare Informatics Group of Philips Medical Systems. Between March 2004 and August 2005, he was the CEO of Stentor, Inc., and between November 1998 and March 2004, he was the CEO of Stentor, Inc., which was acquired by Philips Medical Systems in January 2006. Mr. Muduroglu also serves as a director of Median Technologies, Amirsys, Inc., and Medicalis Corporation, all of which are privately-held companies. Among the experiences, qualifications, attributes and skills that Mr. Muduroglu brings to the Board are his past leadership positions at Stentor and Philips Medical Systems, developer of one of the leading picture archiving communications systems (“PACS”) products, which is a related product to our products, as well as his deep knowledge of our industry.

Gregory J. Peet has been a Director of the Company since July 2005. Since July 2004, his principal occupation has been independent corporate director. From July 2002 until June 2004, he was Vice President and General Manager of the McKesson Medical Imaging Group of McKesson Corporation. From 1993 until its acquisition by McKesson Corporation in 2002, he served with A.L.I. Technologies Inc., a leading medical image management solutions provider and PACS vendor, most recently as its President, Chief Executive Officer and Chairman. Mr. Peet also serves as a Director of Vigil Health Solutions, Inc. (Chairman), a public company listed on the Toronto Stock Exchange, and as a Director of Contigo Systems, Inc. (Chairman), Cogent Health Solutions, Inc. (Chairman), OneMedNet Corporation (Chairman) and In-Motion Technology, which are privately-held. With the last five years, Mr. Peet also served as director of Angiotech Pharmaceuticals, Inc. In December 2005, Mr. Peet was appointed as the Co-Chair of the Premier's Technology Council, which was established in August 2001 to advise the government on issues related to the advancement and application of technology in British Columbia. Among the experiences, qualifications, attributes and skills that Mr. Peet brings to the Board are his past leadership positions at A.L.I. and McKesson, developer of one of the leading PACS products, which is a related product to our products, as well as his deep knowledge of our industry.

Richard W. Perkins has been a Director of the Company since May 1997. He has served as President, Chief Executive Officer and a Director of Perkins Capital Management, Inc., an investment management firm, since 1984. Mr. Perkins also serves on the Board of Directors of the following public companies: China Nuvo Solar Energy, Inc., Nortech Systems, Inc. and Synovis Life Technologies, Inc. In addition, Mr. Perkins serves as a Director of several privately-held companies. Within the last five years, Mr. Perkins also served as a director on the following publicly-traded companies: LifeCore Biomedical, Inc., CNS, Inc., PW Eagle, Inc., and Teledigital, Inc. Mr. Perkins brings financial expertise to the Board, as a long-time investment manager, an experience that also causes Mr. Perkins to bring a good understanding of shareholder and corporate governance issues.

Douglas M. Pihl has been a Director of the Company since May 1997. He also served as Chair of its Board of Directors from December 1997 to September 2008, and he was its interim Chief Executive Officer from February 1998 to December

1999. Mr. Pihl has over 45 years of experience in the computer industry, with extensive responsibility in design, product planning and management. Between April 1997 and July 2009, Mr. Pihl served as Chairman, Chief Executive Officer and President of MathStar, Inc. Among the experiences, qualifications, attributes and skills that Mr. Pihl brings to the Board are his past positions as a Chief Executive Officer and technology executive for software and technology companies.

Michael W. Vannier, M.D. has been a Director of the Company since December 1997. Dr. Vannier has been a Professor of Radiology at the University of Chicago since May 2004. He was the Head of the Department of Radiology at the University of Iowa from June 1996 to November 2000, and professor of radiology there from 1996 until April 2004. Dr. Vannier was a special assistant to the Director of the National Cancer Institute from 2001 to 2003. Dr. Vannier, as a radiologist on the staff of The University of Chicago Hospitals, who also was an engineer before he received his medical degree, brings a unique customer viewpoint and also brings to the Board valuable insights into technology and product strategy.

Sven A. Wehrwein has been a Director of the Company since May 1997. Mr. Wehrwein has been an independent financial consultant to emerging companies since 1999. He has more than 30 years of experience as an investment banker, chief financial officer and certified public accountant (inactive). He currently serves on the board of directors of Image Sensing Systems, Inc., SPS Commerce, Inc., Synovis Life Technologies, Inc., and Uroplasty, Inc. all of which are publicly-traded companies. Mr. Wehrwein also served on the board of directors of Compellent Technologies, Inc. from April 2007 until its acquisition by Dell Inc. in February 2011. In 2005 and 2006, Mr. Wehrwein served as a director of six mutual funds in the Van Wagoner group. Mr. Wehrwein's qualifications to serve on our board of directors include, among other skills and qualifications, his capabilities in financial understanding, strategic planning, and auditing expertise, given his experiences in investment banking and in financial leadership positions. As chairman of the audit committee, Mr. Wehrwein also keeps the board abreast of current audit issues and collaborates with our independent auditors and senior management team.

Independent Directors

The Company's Governance and Nominating Committee has determined that each of Dr. Vannier and Messrs. Hickey, Muduroglu, Peet, Perkins, Pihl and Wehrwein are “independent,” as that term is defined in Rule 5605 of the Marketplace Rules of The NASDAQ Stock Market, Inc. (“NASDAQ”). Accordingly, the Board is composed of a majority of independent Directors as required by the NASDAQ Marketplace Rules.

Board and Committee Meetings; Attendance of Board Members at Annual Meeting of Shareholders

During 2010, the Board of Director met seven times and acted twice by written action. Also during 2010, the Compensation Committee of the Board of Directors met three times and acted one time by written action, the Audit Committee of the Board of Directors met six times, the Governance and Nominating Committee of the Board of Directors met seven times, and the Strategy Committee of the Board of Directors met nine times.  All Directors attended at least 75% of the aggregate of all meetings of the Board and Committees on which they served during the year ended December 31, 2010.

It is the policy of the Board that each member of the Board should attend the Company's annual meeting of shareholders whenever practical, and that at least one member of the Board must attend each annual meeting of shareholders. The Company regularly schedules a Board meeting on the same day as the annual meeting of shareholders. All Directors being nominated to serve as Directors in 2011 attended the annual meeting of shareholders held in 2010.

Board Committees

The Compensation Committee, with input from the Board of Directors, reviews and approves salaries, compensation and benefits of executive officers and senior management of the Company and administers the Company's 2006 Long-Term Incentive Plan. In addition to the meetings and actions of the Compensation Committee described above, the entire Board of Directors discussed and reviewed compensation issues throughout the year at its regular meetings. The current members of the Compensation Committee are Gregory J. Peet (Chair), Sven A. Wehrwein and Douglas M. Pihl. Mr. Peet and Mr. Pihl were members of the Compensation Committee throughout 2010; Mr. Wehrwein replaced James B. Hickey, Jr. on April 1, 2010. The Board of Directors has determined that all members of the Compensation Committee are “independent,” as that term is defined in Rule 5605 of NASDAQ's Marketplace Rules.

The Audit Committee oversees the accounting and financial reporting processes and audits of the financial statements of the Company and is responsible for selecting, evaluating and, when it deems it to be appropriate, replacing the Company's independent registered public accounting firm. The Audit Committee assists the Board in fulfilling its oversight responsibilities for the quality and integrity of the Company's financial reports, the Company's compliance with legal and regulatory requirements and the independent registered public accounting firm's qualifications and independence, as well as accounting and reporting processes. The Audit Committee reviews the internal and external financial reporting of the Company and reviews the scope of the independent audit. The Audit Committee also reviews the activity in the Company's investment portfolio, monitors compliance with the Company's investment policy and assists management with the development of investment strategies. It also oversees the Company's Policy and Procedures with respect to Related Person Transactions. The current members of the Audit Committee are Sven A. Wehrwein (Chair), James B. Hickey, Jr. and Richard W. Perkins, who were also the members of the Audit Committee throughout 2010. The Company's Board of Directors has determined that all members of the Audit Committee are independent under Rule 5605 of NASDAQ's Marketplace Rules and Rule 10A-3 under the Securities Exchange Act of 1934 (“Exchange Act”). The Board has determined that Sven A. Wehrwein and Richard W. Perkins are each qualified as an “audit committee financial expert,” as that term is defined in Item 401(h)(2)(i) of Regulation S-K.

The Governance and Nominating Committee is responsible for making recommendations to the full Board of Directors regarding candidates for election to the Board and for overseeing the Company's Code of Business Conduct and Ethics. It determines the independence of all Directors under Rule 5605 of NASDAQ's Marketplace Rules and at least annually develops a succession plan for the Company's Chief Executive Officer. The Governance and Nominating Committee also oversees annual review of the performance of the Board of Directors and the individual Directors. The current members of the Governance and Nominating Committee are Richard W. Perkins (Chair), Michael W. Vannier, M.D., and Oran E. Muduroglu. Mr. Perkins and Dr. Vannier were members of the Governance and Nominating Committee throughout 2010; Mr. Muduroglu replaced Sven A. Wehrwein on April 1, 2010. The Company's Board of Directors has determined that all members of the Governance and Nominating Committee are independent under Rule 5605 of NASDAQ's Marketplace Rules.

The Strategy Committee is responsible for overseeing the development and implementation of the Company's long-term strategic plan, its business development activities and how the Company's strategic plan is presented to the investment community. The Strategy Committee began operations in February 2010. The current members of the Strategy Committee are James B. Hickey, Jr. (Chair), Michael H. Carrel, Oran E. Muduroglu, Gregory J. Peet, Michael W. Vannier, M.D., and Sven A. Wehrwein.

The charters for the Compensation Committee, Audit Committee, Governance and Nominating Committee and Strategy Committee can be accessed on the Company's website at http://www.vitalimages.com by selecting “Investors,” then “Corporate Governance,” and then “Documents & Charters.”

Executive Sessions of the Board

The Board has formally adopted a policy of meeting in executive session, with only independent Directors being present, on a regular basis and at least two times each year. During 2010, the Board met in executive session four times.

Compensation Committee Interlocks and Insider Participation

Douglas M. Pihl, a member of our Compensation Committee, previously served as our interim Chief Executive Officer from February 1998 to December 1999. Neither Gregory J. Peet nor Sven A. Wehrwein, the other members of our Compensation Committee, has ever been an officer of employee of the Company. None of the Compensation Committee members has engaged in a transaction with the Company requiring disclosure as a “related person transaction.” None of our executive officers has served on the board of directors or compensation committee of any other entity, any officers of which served on either our Board or our Compensation Committee.

Risk Oversight

Through a series of discussions with management and the Company's Vice President, General Counsel and Secretary, both during Board and Committee meetings and in conversations directly between certain members of the Board and members of management, the Board of Directors has identified and prioritized various enterprise risks, and each prioritized risk is assigned to a board committee or the full board for oversight. For example, strategic risks are overseen by the Strategy Committee; financial risks are overseen by the Audit Committee; compensation risks are overseen by the Compensation Committee; CEO succession planning is overseen by the Governance and Nominating Committee; and compliance risks are typically overseen by the full Board. Management regularly reports on each such risk to the relevant committee or the Board, and material risks identified by a relevant Committee are then presented to the full Board. The enterprise risk management program as a whole is reviewed annually at a meeting of the Board. Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or a Committee. Coordination of management's review of enterprise risks is performed by the Company's Vice President, General Counsel and Secretary, who reports to the CEO and is a member of the Company's leadership.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that applies to all Directors, officers and employees of the Company, and it can be found on the Company's website at http://www.vitalimages.com by selecting “Investors,” then “Corporate Governance,” then “Documents & Charters” and then “Code of Business Conduct and Ethics.” The Governance and Nominating Committee of the Board is responsible for overseeing the code. In accordance with NASDAQ's Marketplace Rules, any waivers of the code for Directors and executive officers must be approved by the Company's Board of Directors.

Policy and Procedures with Respect to Related Person Transactions

The Board of Directors has adopted a written Policy and Procedures with Respect to Related Person Transactions, which the Audit Committee oversees. Under the policy, a “related person transaction” is a transaction, arrangement or relationship in which the Company was, is or will be a participant and the amount involved exceeds $50,000, and in which any “related person” had, has or will have a direct or indirect material interest. The policy generally defines a “related person” as a Director, executive officer or beneficial owner of more than 5% of any class of the Company's voting securities and any immediate family member of any of the foregoing persons.

Under the policy, the related person; the Director, executive officer or beneficial owner who is an immediate family member of the related person; or the head of the business unit that is responsible for a potential related person transaction must notify the Company's general counsel of facts and circumstances involved in the potential related person transaction. If the general counsel determines that the transaction is a related person transaction, he must submit it to the Audit Committee or the Chair of the Audit Committee for review and, if appropriate, approval. The policy provides that, on an annual basis, the Audit Committee shall review any previously approved related person transaction that is ongoing. The policy also provides that proposed charitable contributions or pledges of charitable contributions by the Company in the amount of at least $10,000 that would otherwise qualify as a related person transaction are subject to prior review by the Audit Committee or the Chair of the Audit Committee. No transactions were reviewed under the related person transaction policy during 2010.

Policy with Respect to Board Service

The Board has adopted a policy that no Director may serve on the board of directors of more than six public companies, including Vital Images.

Board Leadership Structure

For many years, the Company has separated the roles of CEO and Chairman of the Board of Directors. The Company has long felt that such a separation has benefited the Company, by enhancing the opportunities for checks and balances between the Company's strategies and its objectives and ensuring that a wider selection of alternative measures are considered. Our current Chairman, James B. Hickey, Jr., has served in that role since September 2008 and our current CEO, Michael H. Carrel, has served in that role since January 2008.

Qualifications of Candidates for Election to the Board

The Company's Directors take a critical role in guiding the Company's strategic direction, and they oversee the management of the Company. Many of the Directors have served as Directors since or soon after the Company became a publicly-held company in May 1997. See “Election of Directors.” When Board candidates are considered, they are evaluated based upon various criteria, such as their broad-based business and professional skills and experiences, experience serving as management or on the Board of Directors of other companies, concern for the long-term interests of the shareholders, financial literacy, personal integrity in judgment and their willingness to be a prepared and active participant at Board and committee meetings. The Governance and Nominating Committee and the Board seek to attract and attain highly qualified Directors who have sufficient time to attend to their duties and responsibilities to the Company. Recent developments in the economy, as well as to corporate governance and financial reporting, have resulted in an increased demand for such highly-qualified and productive public company Directors.

The Governance and Nominating Committee and the Board have established the following minimum requirements for Director candidates: being able to read and understand fundamental financial statements; having at least 10 years of relevant business experience; having no identified conflicts of interest as a prospective Director of the Company; having not been convicted in a criminal proceeding other than traffic violations; and being willing to comply with the Company's Code of Business Conduct and Ethics. The Governance and Nominating Committee retains the right to modify these minimum qualifications from time to time. Exceptional candidates who do not meet all of these criteria still may be considered.

The Company's Corporate Governance Guidelines describe our director qualifications. The Board seeks members who will contribute to the Company's overall corporate goals, taking into account its responsibility to its shareholders, industry leadership, customer success, positive working environment, and integrity in financial reporting and business conduct. Directors should have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated; they should be selected based upon their potential contributions to the Board and management and their ability to represent the interests of shareholders. Diversity of a candidate's skills and experiences, as well as demographics, are considered as part of the nomination process.

When considering diversity, the Governance and Nominating Committee and the Board seek directors with a diversity of skills and experiences. To determine whether the board has the appropriate diversity or whether a potential new member could improve the diversity of skills or experiences, the Governance and Nominating Committee and the Board consider issues like the following:

•	Skills and experiences presently represented on the Board;

•	Desired size of the Board; and

•	Biggest needs of the Board.

Among the skills and experiences considered are the following:

•	Significant M&A experience;

•	Expertise in software, imaging, healthcare or some mix;

•	Strategic alliance partner;

•	Leadership of a company with significantly greater revenues than the Company; and

•	Financial expertise.

For new candidates, the Governance and Nominating Committee and the Board also consider whether the person will provide gender or racial diversity.

Process for Identifying and Evaluating Candidates for Election to the Board

The Governance and Nominating Committee reviews the qualifications and backgrounds of the Directors, as well as the overall composition of the Board of Directors, and recommends to the full Board of Directors the individuals to be nominated for election at each annual meeting of shareholders of the Company. In the case of incumbent Directors, the Governance and Nominating Committee reviews such Directors' overall service to the Company, including the number of meetings attended, level of participation, quality of performance, and whether the Director continues to meet the applicable independence standards. For any new Director candidates, the questions of independence and financial expertise are important to determine what roles can be performed by the candidate, and the Governance and Nominating Committee determines whether the candidate meets the applicable independence standards and the level of the candidate's financial expertise. Any new candidates will be interviewed by the Governance and Nominating Committee. The full Board will approve the final nominations. The Chair of the Board, acting on behalf of the full Board, will extend the formal invitation to become a nominee of the Board of Directors.

Shareholder Nominations

Shareholders may nominate Director candidates for consideration by the Governance and Nominating Committee by writing to Mr. Ian L. Nemerov, the Company's Secretary, and providing to the Secretary the candidate's name, biographical data and qualifications, including five-year employment history with employer names, a description of the employer's business, and all other information relating to such nominee that is required to be disclosed by Schedule 14A under the Exchange Act; other Board memberships (if any); and such other information as is reasonably available and sufficient to enable the Governance and Nominating Committee to evaluate the minimum qualifications stated above under the section of this proxy statement entitled “Information Concerning Directors, Nominees and Executive Officers — Qualifications of Candidates for Election to the Board.” The submission must be accompanied by a written consent of the individual being named in the proxy statement to be a nominee and to serve as a Director if elected by the shareholders. The submission must also include the name, address and number of shares of the Company's common stock owned by each shareholder submitting the nomination. Written notice must be given at least 120 days before the date of the next annual meeting of shareholders. If a shareholder nominee is eligible, and if the nomination is proper, the Governance and Nominating Committee then will deliberate and make its recommendation to the Board of Directors.

The Governance and Nominating Committee will not change the manner in which it evaluates candidates, including the applicable minimum criteria set forth above, based on whether the candidate was recommended by a shareholder.

Communications with the Board

Shareholders can communicate directly with the Board, or with any Committee of the Board, by writing to Mr. Ian L. Nemerov at the Company's address, by calling Mr. Nemerov at (952) 487-9500 or by contacting him via e-mail at boardofdirectors@vitalimages.com. All communications will be reviewed by management and then forwarded to the appropriate Director or Directors or to the full Board, as appropriate.

Director Compensation

Compensation for the non-employee directors is set by the Compensation Committee. Key considerations in determining director compensation are for a meaningful portion of director compensation to be in the form of stock options, to align directors' long-term interests with those of shareholders, and for the compensation program to be simple and transparent. Effective as of September 1, 2008, the Compensation Committee adjusted the cash component of director compensation, so that compensation paid after that date was solely on a retainer basis, and meeting fees were discontinued.

The following table sets forth information about the compensation paid by the Company to and earned by its non-employee Directors for the year ended December 31, 2010:

DIRECTOR COMPENSATION TABLE — 2010

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)		Total Compensation
James B. Hickey, Jr.	$79,500	$37,708	(3)(4)	$117,208
Oran E. Muduroglu	$31,000	$73,344	(3)(4)(5)	$104,344
Gregory J. Peet	$51,000	$37,708	(3)(4)	$88,708
Richard W. Perkins	$46,000	$37,708	(3)(4)	$83,708
Douglas M. Pihl	$32,000	$37,708	(3)(4)	$69,708
Michael W. Vannier, M.D.	$35,000	$37,708	(3)(4)	$72,708
Sven A. Wehrwein	$62,000	$37,708	(3)(4)	$99,708
_________________________

(1)	Consists of fees earned in 2010.

(2)
The value of the stock options is the full grant-date fair value computed in accordance with applicable accounting guidance for share-based payments. Refer to “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations — Critical accounting policies and estimates — Equity-based compensation” in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the assumptions used in calculating the fair value. This portion of the Annual Report on Form 10-K is included in our 2010 Annual Report to Shareholders.

(3)	On May 12, 2010, under the 2006 Long-Term Incentive Plan, each director received an automatic stock option award consisting of options for 7,500 shares having a grant-date fair value of $37,708.

(4)
As of December 31, 2010, the following non-employee Directors had outstanding options to purchase the following number of shares of the Company's common stock, which had been granted under the Vital Images, Inc. 1997 Director Stock Option Plan and the 2006 Long-Term Incentive Plan: Mr. Hickey (54,100 shares, of which options to purchase 46,600 shares were exercisable), Mr. Muduroglu (15,000 shares, of which no options to purchases shares were exercisable), Mr. Peet (47,100 shares, of which options to purchase 39,600 shares were exercisable), Mr. Perkins (60,100 shares, of which options to purchase 52,600 shares were exercisable), Mr. Pihl (60,100 shares, of which options to purchase 52,600 shares were exercisable), Dr. Vannier (56,100 shares, of which options to purchase 48,600 shares were exercisable), and Mr. Wehrwein (60,100 shares, of which options to purchase 52,600 shares were exercisable).

(5)
Mr. Muduroglu, upon joining the Board in February 2010, received a stock option award consisting of options for 7,500 shares having a grant-date fair value of $35,636 on February 4, 2010; in addition to the May 12, 2010 grant described in footnote (3).

Non-employee Director Fees. Non-employee directors receive the following annual retainers for service on the Board and its Committees:

Member Retainer
Board of Directors	$24,000
Audit Committee	$12,000
Compensation Committee	$8,000
Governance and Nominating Committee	$4,000
Strategy Committee	$8,000

Also, non-employee directors serving as Chairs of the Board or its Committees receive the following additional retainers for such service:

Additional Chair Retainer
Board of Directors	$24,000
Audit Committee	$12,000
Compensation Committee	$12,000
Governance and Nominating Committee	$6,000
Strategy Committee	$12,000

1997 Director Stock Option Plan. The Vital Images, Inc. 1997 Director Stock Option Plan (the “1997 Director Plan”) was adopted by the Board of Directors on March 19, 1997 and approved by the sole shareholder of the Company on May 1, 1997. It automatically terminated on March 19, 2007, although options outstanding under the 1997 Director Plan on that date were not affected by the 1997 Director Plan's termination. The 1997 Director Plan was intended to assist the Company in attracting, motivating and retaining well-qualified individuals to serve as Directors of the Company. The 1997 Director Plan provided for both the automatic and discretionary grant of options. The only individuals eligible to receive options under the 1997 Director Plan were members of the Board of Directors of the Company, and the only individuals eligible to receive automatic grants of options under the 1997 Director Plan were those Directors of the Company who were not employees of the Company. The 1997 Director Plan provided that the total number of shares of the Company's common stock that may be purchased upon the exercise of options could not exceed 500,000 shares, subject to adjustment as provided in the 1997 Director Plan. The 1997 Director Plan was administered by the Board of Directors of the Company.

During the term of the 1997 Director Plan, all grants of stock options under the 1997 Director Plan and the amounts and terms of the options so granted were automatically determined under the 1997 Director Plan, and there were no discretionary grants of options under the 1997 Director Plan. As such, the Board of Directors had no authority to determine the grant or terms of such automatic grants. Under the 1997 Director Plan, non-employee Directors of the Company received automatic grants of stock options to purchase 18,000 shares on their initial election or appointment to the Board of Directors and on each third anniversary of their appointment to the Board so long as they were members of the Company's Board. As of February 28, 2011, options to purchase 180,000 shares were outstanding under the 1997 Director Plan, all of which were automatic grants.

2006 Long-Term Incentive Plan. On March 9, 2006, the Company's Board of Directors adopted and, on May 4, 2006, the Company's shareholders approved, the Vital Images, Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”). Throughout 2006, the provisions of the 2006 Plan providing for the automatic grant of options to non-employee Directors generally were the same as those of the 1997 Director Plan, although no options were granted under the 2006 Plan to non-employee Directors during 2006. The 2006 Plan was amended by the Board of Directors on February 2, 2007 to change certain features of the automatic grants of options to non-employee Directors. As amended on February 2, 2007, the 2006 Plan provides that when a non-employee Director is first elected or appointed to the Board, the Director will automatically receive an option to purchase a number of shares of common stock determined by multiplying 9,000 shares by a fraction, the numerator of which is the expected number of months until the next annual meeting of the Company's shareholders and the denominator of which is twelve. As amended on February 2, 2007, the 2006 Plan provides that beginning in 2008, each non-employee Director was to be automatically granted, on the day after the Company's annual meeting of shareholders, an option to purchase 9,000 shares of common stock, with the exception of Michael W. Vannier, M.D., who was to receive an option to purchase 5,000 shares on such date in 2008. In addition, the Compensation Committee and the Board of Directors approved the one-time grant under the 2006 Plan to James B. Hickey, Jr. and Gregory J. Peet on the day after the 2007 annual shareholders' meeting of an option to purchase 12,000 shares and 5,000 shares, respectively, as a time cycle adjustment for them. Beginning in 2009, each non-

employee Director was to receive an annual automatic grant of an option to purchase 9,000 shares of common stock on the day after the annual shareholders' meeting. However, when at the conclusion of the Company's stock repurchase program in early February 2009, the number of outstanding shares of Company common stock had been reduced from approximately 17.2 million shares to approximately 14.5 million shares, or approximately 15.7%, the Compensation Committee elected to eliminate the automatic grant for 2009 of an option to purchase 9,000 shares and instead authorized a grant to each non-employee Director of an option to purchase 7,600 shares, which is approximately 15.7% fewer shares, and for such option to be awarded on the day after the 2009 Annual Meeting. As a result of continued reductions in our shares outstanding, instead of providing the automatic grant of an option to purchase 9,000 shares in 2010 and 2011, the Compensation Committee has elected to provide a grant in each year to each non-employee Director of options to purchase 7,500 shares, to be awarded on the day after the respective Annual Meeting. All options granted to Directors under the 2006 Plan will vest one year after the date of grant, have a term of five years, and have an exercise price equal to the closing price of the Company's common stock as of the date of grant.

In addition to automatic option grants, the 2006 Plan permits the Compensation Committee to make discretionary grants of stock options to any and all Directors, including non-employee Directors. Upon the discretionary grant of options to the Company's non-employee Directors under the 2006 Plan, the Compensation Committee will fix the number of shares of the Company's common stock that the optionee may purchase upon exercise of the option and the exercise price at which the shares may be purchased. The exercise price of such options cannot be less than the fair market value of the common stock at the time the option is granted. Each option will be exercisable by the optionee only during the term fixed by the Compensation Committee, with such term ending not later than five years after the date of grant.

All options granted to non-employee Directors under the 2006 Plan are non-qualified options not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. Payment for shares upon exercise of any automatic or discretionary options granted to non-employee Directors under the 2006 Plan may be made in cash, in shares of Company's common stock that have been owned for more than six months having an aggregate fair market value on the date of exercise which is not less than the exercise price of the shares of common stock being purchased, partly in cash and partly in such shares, or by the delivery of irrevocable instructions to a broker to sell shares of common stock obtained upon the exercise of an option and to deliver to the Company an amount out of the proceeds of such sale equal to the aggregate exercise price of the shares being purchased. As of February 28, 2011, non-employee Directors held 172,600 options to purchase shares under the 2006 Plan, all of which were automatically granted options, with the exception of the 2007 grants to Messrs. Hickey and Peet and the 2008 grant to Dr. Vannier.

Executive Officers

The Executive Officers of the Company for 2010 who are not Directors are the following:

Name	Position	Age
Peter J. Goepfrich	Chief Financial Officer	38
Aaron (Erkan) Akyuz	Executive Vice President — Product Strategy and Development	42
Stephen S. Andersen	Vice President — Channels and International	41
Steven P. Canakes	Executive Vice President — Global Sales and Sales Operations	55
Vikram Simha	Chief Technology Officer	44

Peter J. Goepfrich was named Chief Financial Officer in January 2008. From March 2007 until January 2008, Mr. Goepfrich was Vice President — Finance and Accounting. Previously, he was Senior Director of Finance from March 2005 to March 2007 and Controller from August 2004 to March 2005. From September 1997 to August 2004, Mr. Goepfrich served in PricewaterhouseCoopers LLP's Assurance and Business Advisory Services practice with a specialization in the audit of technology companies. Mr. Goepfrich is a certified public accountant (inactive).

Aaron (Erkan) Akyuz was named Executive Vice President — Product Strategy and Development in January 2010. He previously had been Executive Vice President — Engineering since August 2009. Prior to Vital Images, Mr. Akyuz was employed at Agfa Healthcare, where, between January 2002 and June 2009, he served as chief technology officer. Before January 2002, Mr. Akyuz had performed other roles at Agfa Healthcare, including vice president of research and development, director of technology and architecture, and director of process, methodologies and tools.

Stephen S. Andersen was named Vice President — Channels and International in March 2010.  He has been employed by Vital Images since May 1999.  Between March 2008 and March 2010, he was Vice President — Strategic Partnerships;

between May 2007 and March 2008, he was Vice President — Sales Operations; between January 2006 and May 2007, he was Vice President — Europe; and between January 2004 and January 2006, he was Vice President — Engineering.

Steven P. Canakes was named Executive Vice President — Global Sales and Sales Operations in March 2010. Previously, he was Executive Vice President — Sales and International Operations from March 2008 through March 2010, Executive Vice President — Global Sales from September 2005 until March 2008, Vice President-Sales from March 2000 until September 2005, Vice President — U.S. Sales from August 1998 to March 2000 and Director of U.S. Sales from March 1998 to August 1998. From July 1996 to March 1998, Mr. Canakes was Vice President of Business Development for MedManagement, LLC in Plymouth, Minnesota. From February 1994 to July 1996, he served as Vice President of Sales for Medintell Systems and Value Health Corporation, a Medintell Systems Division. Before February 1994, Mr. Canakes was a CT Product Sales Manager for Picker International, Inc.

Vikram Simha was named Chief Technology Officer in August 2008 and was also Executive Vice President — Engineering from August 2008 to August 2009. From August 2001 until July 2008, Mr. Simha held software engineering and software management positions at TeraRecon Inc., including service as Chief Technology Officer and Senior Vice President, 3D Engineering from December 2007 through July 2008 and as Vice President, 3D Engineering from June 2005 through December 2007. Mr. Simha was a software engineer and principal software engineer at Vital Images from 1994 to 1998.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, executive officers, and any persons holding more than 10% of the outstanding common stock of the Company to file reports with the Securities and Exchange Commission concerning their initial ownership of common stock and any subsequent changes in that ownership. The Company believes the filing requirements for its Directors and Named Executive Officers were satisfied for 2010, with the exception of one Form 3 filing in April 2010 for Oran E. Muduroglu, which was filed 61 days late. In making this disclosure, the Company has relied solely on written representations of its Directors, executive officers and beneficial owners of more than 10% of its common stock and on copies of the reports that they have filed with the Securities and Exchange Commission.

Compensation Discussion and Analysis

Compensation Philosophy and Components

We compete in a competitive market for personnel, both for executives and for non-executive employees. Desirable candidates for employment at Vital Images may also have attractive opportunities from many other employers, such as multi-national medical device companies, venture-backed or fast-growing medical device or technology companies, and academic research institutions. Our long-term success depends on our ability to develop and market innovative solutions that improve the cost, quality and accessibility of healthcare, which is a very competitive market. To achieve our goals, it is critical that we be able to attract, motivate and retain highly talented individuals at all levels of the organization.

The Compensation Committee of our Board of Directors bases its executive compensation programs on the same objectives that guide the Company in establishing all of its compensation programs:

•
Compensation should be based on the level of job responsibility, individual performance and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance because they are more able to affect its results.

•
Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other premier employers who compete with us for talent.

•	Compensation should reward performance, and the objectives of pay-for-performance and retention must be balanced.

•	To be effective, performance-based compensation programs should measure the achievement of objectives that are critical for driving the success of the Company.

•
Although compensation and benefit programs and individual pay levels will reflect differences in job responsibilities, geographies and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

•
Except for benefits and programs that are available to all of our employees or a broad selection of our general employee population, our executives should receive few perquisites, if any. Perquisites for executives should be rare and limited to those that are important to the Company's ability to attract and retain executive leadership or the executive's ability to safely and effectively carry out his or her responsibilities.

The Compensation Committee is responsible for assuring that compensation for our executives is consistent with our compensation philosophy. The Compensation Committee reviews our compensation philosophy and trends in our industry to ensure that our executive compensation program is competitive and attracts and retains talented management, motivates our executives to achieve short- and long-range corporate objectives, and aligns the motivation and interests of the executives with the interests of our shareholders.

The Compensation Committee administers our equity-based compensation and management incentive programs and other compensation initiatives identified by the Board. The Compensation Committee annually reviews and approves each executive's base salary, equity incentives, and our management incentive plan under which the executive officers may receive non-equity incentive compensation.

We view the various components of compensation as related but distinct. Although the Compensation Committee does review and consider total compensation for each executive officer and for all executive officers as a group, we do not believe that significant compensation derived from one component of compensation should necessarily negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on the following factors:

•	internal equity and consistency;

•	the executive compensation paid by other companies with which we compete for executive talent;

•	individual performance; and

•	Company performance.

The Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

For 2010, our named executive officers were Michael H. Carrel, President and Chief Executive Officer; Peter J. Goepfrich, Chief Financial Officer; Steven P. Canakes, Executive Vice President — Global Sales and Sales Operations; Vikram Simha, Chief Technology Officer; and Aaron (Erkan) Akyuz, Executive Vice President — Product Strategy and Development (the “Named Executive Officers”).

Setting Executive Compensation
At the end of each calendar year, the members of the Compensation Committee hold several conversations to discuss the desired process and data to determine executive compensation for the following year. These meetings continue through approximately the end of February and the President and Chief Executive Officer and the Chief Financial Officer participate in some, but not all, of the conversations. During the review sessions for 2010, management and the Compensation Committee decided, based on the Company's results during 2009, to continue a salary freeze for Named Executive Officers that it had instituted in 2009. Therefore, although the Compensation Committee did consider information about market compensation for similar roles, based on comparisons with benchmark companies and various surveys, as well as information obtained by the members of the Compensation Committee while serving on boards of other companies, the Compensation Committee decided again not to increase base salaries for the Named Executive Officers.

As in other years, in 2010, the Compensation Committee considered various factors in determining executive compensation, including the following:

•	Motivate, attract and retain high-caliber executives who will achieve short- and long-range business objectives;

•	Create a direct, meaningful link between business and team success and individual performance and rewards;

•	Foster a sense of urgency and a strong pay-for-performance culture that provides market-leading compensation opportunities commensurate with outstanding performance; and

•	Reward for superior execution of Company goals which support Company growth and create additional shareholder value.

Base Salary

Executive officers receive a base salary to compensate them for services rendered during each year. Base salary is determined by assessing the executive's sustained performance against his or her individual job responsibilities, including the impact of such performance on our business results, market data and comparisons to other Company officers.

Salary levels are considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Increases in the salary of the President and Chief Executive Officer are determined by the Compensation Committee based on its assessment of his performance and his achievement of goals. For other Named Executive Officers, increases in base salary are determined by reference to each individual's performance review and the recommendation of the President and Chief Executive Officer. Because the Company implemented a salary freeze for 2009 and continued that salary freeze for Named Executive Officers in 2010, no merit-based increases were given during 2010 to the CEO or any of the Company's other Named Executive Officers.

Bonus

Bonuses to executive officers are determined and paid under the management incentive plan established each year. Payments under the annual management incentive plan are tied to the level of achievement of annual performance targets by our executives. These targets are based on our annual budget as approved by the Board of Directors. An executive's annual incentive opportunity is based upon a percentage of his or her base salary. The management incentive plan under which bonuses are determined and paid consists of two major components that we believe will have the most positive effect on shareholder value — corporate performance and personal performance.

For 2010, we based the corporate performance portion of the management bonus upon achievement as measured by two financial performance objectives and one company performance objective, which are the following:

•	income before taxes, interest, depreciation, amortization and equity-based compensation, which we refer to as “adjusted EBITDA”;

•	revenue; and

•	achievement of certification for the Company's customer support operations.

Additionally, for Mr. Canakes, our Executive Vice President — Global Sales and Sales Operations, a fourth factor for his bonus was achievement against a sales-based objective. The Compensation Committee also retained discretion to adjust the bonuses for each Named Executive Officer, based on that person's overall performance.

The targeted bonus for each Named Executive Officer for 2010 was the following percentages of his base salary:

Name	Positions with the Company	Targeted Bonus Percent
Michael H. Carrel	President and Chief Executive Officer	65%
Peter J. Goepfrich	Chief Financial Officer	50%
Aaron (Erkan) Akyuz	Executive Vice President — Product Strategy and Development	35%
Steven P. Canakes	Executive Vice President — Global Sales and Sales Operations	75%
Vikram Simha	Chief Technology Officer	35%
The bonus target for each executive during 2010 was the same as that executive's 2009 bonus target. In 2010, the following percentages of potential bonus for each Named Executive Officer was based on achievement of the following goals:

	Executive Vice President — Global Sales and Sales Operations (Steven P. Canakes)	All Other Named Executive Officers (Michael H. Carrel, Peter J. Goepfrich, Vikram Simha, Aaron (Erkan) Akyuz)
Adjusted EBITDA Objective	10%	50%
Revenue Objective	10	45
Customer Support Certification	5	5
Sales Objective	75	—
Total Target	100%	100%
The Compensation Committee chose the financial performance objectives of revenue and adjusted EBITDA because it believed they are objective and well-known measures, and because the Compensation Committee believed that achievement of the objectives would directly benefit the shareholders. The customer support certification objective was chosen because management and the Compensation Committee believed that focus on the quality of service provided by the Company is a strong indicator of customer satisfaction, which, the Company believes, is a good long-term indicator of whether customers will continue to purchase the Company's products and services. The sales objective for Mr. Canakes was selected to recognize the impact of his job performance to the Company's sales.

The financial performance objectives have minimum achievement levels and maximum potential bonuses for overachievement. Results below the minimum achievement levels will result in no bonus for that objective. After the minimum is obtained, actual results within an achievement range will be interpolated until the maximum potential bonus is achieved. The objective for customer support certification was designed to be either achieved or not.

Our 2010 corporate performance measurement amounts for all objectives were the same for all of our Named Executive Officers, with the exception of the sales objective for Mr. Canakes. For 2010, the Compensation Committee approved targets of 100% bonuses for Named Executive Officers upon the achievement of $7.5 million of adjusted EBITDA and $66.0 million of revenue. Achievement of the customer support objective was based on obtaining certification by J.D. Power and Associates. Overachievement against the adjusted EBITDA and revenue targets could have earned up to 230% of the bonus amount eligible for award under those two objectives. For 2010, the sales objective at which Mr. Canakes could receive 100% of his target bonus was $17.0 million in direct bookings. Overachievement against the sales objective target could have earned up to 200% of the eligible bonus amount.

Our targets for revenue and adjusted EBITDA in 2010 were chosen to represent growth over our results in 2009, and thus were considered to be difficult to achieve. No bonuses were to be earned for either the adjusted EBITDA or revenue objectives unless results in 2010 substantially exceeded those in 2009. For example, to achieve an on-target bonus for adjusted EBITDA in 2010, the Company needed growth of more than 75% over the adjusted EBITDA obtained by the Company in 2009. The Compensation Committee also felt achievement of these objectives would drive significant value for our shareholders.

The bonus paid to each Named Executive Officer for performance in 2010 and the components of that payment was the following:

Executive	Michael H. Carrel	Peter J. Goepfrich	Aaron (Erkan) Akyuz	Steven P. Canakes	Vikram Simha
Title	President and Chief Executive Officer	Chief Financial Officer	Executive Vice President — Product Strategy and Development	Executive Vice President — Global Sales and Sales Operations	Chief Technology Officer
Adjusted EBITDA Objective	$24,396	$12,713	$10,594	$4,840	$10,170
Revenue Objective	—	—	—	—	—
Customer Support Objective	10,075	5,250	4,375	1,999	4,200
Sales Objective	—	—	—	54,959	—
Performance Adjustment	—	2,200	10,000	(3,500)	—
Total Bonus	$34,471	$20,163	$24,969	$58,298	$14,370

In 2010, the Company achieved approximately 24% of the adjusted EBITDA objective for Named Executive Officers and attained the customer support certification, but did not attain the minimum threshold for payout under the revenue objective. In 2010, Mr. Canakes achieved 46% of his target sales objective.

The Compensation Committee exercised its retained discretion to adjust the bonuses for each Named Executive Officer, based on that person's overall performance apart from the management incentive plan. These adjustments were based on performance against individual objectives for each person, which are determined annually and may be quantitative or qualitative, or because of specific achievements by the officer that were not part of his annual objectives. Individual performance objectives for each Named Executive Officer are determined by discussions between that person and the President and Chief Executive Officer or, in the case of the President and Chief Executive Officer, by the Compensation Committee. The President and Chief Executive Officer approves the personal objectives of the other Named Executive Officers and measures their performance. Most of the personal objectives are considered to be difficult to achieve, but attainable.

The management incentive plan is administered by the Board of Directors and Compensation Committee, which have the right, at any time and at their discretion, to amend the plan, increase or decrease individual payout amounts, whether earned or unearned, or terminate the plan, in whole or in part. The Company follows applicable laws and regulations regarding recovery of any bonus or other incentive-based or equity-based compensation, or profits realized from the sale of securities, resulting from misconduct. The Compensation Committee also retains discretion to award special bonuses for outstanding achievement.

Equity-Based Compensation Program

Our shareholder-approved equity compensation plan permits a variety of equity awards. Grants of stock options and restricted stock awards are the primary vehicles for offering long-term incentives to executive officers and key employees. The objectives of our equity-based compensation program are to advance the longer-term interests of the Company, complement incentives tied to annual performance, and align the interests of executives more closely with those of our shareholders. We believe that long-term incentives provided by stock options and restricted stock awards are especially significant in motivating our executives and retaining their services. The number of stock options and restricted stock awards granted is based on the executive's position and performance in that position. During 2010, as in prior years, we granted stock options to executives and other senior officers in March 2010 as part of our Company-wide annual grant. The Named Executive Officers did not receive restricted stock grants during 2010. We will continue to evaluate what types of equity award vehicles achieve the best balance between continuing our successful practice of providing equity-based compensation and creating and maintaining long-term shareholder value.

The Compensation Committee has prescribed standardized target option grants for the Company's executives as a percentage of shares outstanding. Within the prescribed target, the Compensation Committee considers recommendations made by the President and Chief Executive Officer with regard to grants of options and restricted stock awards to executive officers. The Compensation Committee reviews these recommendations and approves grants of options and restricted stock awards based on, among other factors, historical grants, the value of past grants and the Company's performance. In granting stock options and restricted stock awards, the Compensation Committee considers trends in equity-based compensation and whether they are consistent with our compensation philosophy. They also consider our “overhang” percentage; that is, the number of our shares that are subject to outstanding options and other awards, such as restricted stock, as a percentage of the number of our shares outstanding.

Grants of stock options and awards of restricted stock to executive officers and other key employees are considered at a series of meetings of the Compensation Committee that are held in the first quarter of each year. Grants to newly-hired employees are effective on the employee's first day of employment, and grants to employees who are promoted during the fiscal year are effective on the later of the date of their promotion and the date the Compensation Committee approves the grants. To facilitate the grant of options and restricted stock awards to existing and newly-hired non-executive employees, the Board of Directors and the Compensation Committee authorized Michael H. Carrel and Peter J. Goepfrich to grant individual stock options during 2010 to such employees, subject to the terms of the applicable plan and guidelines approved by the Compensation Committee and the Board. The exercise price of all stock options granted is equal to the closing price of our common stock as reported on the NASDAQ Global Select Market on the date of grant.

All grants of stock options to Named Executive Officers during 2010 contained vesting provisions. Options granted during 2010 were to vest as to 28% of the amount granted on the first anniversary of the grant date, with an additional 2% of the grant amount to vest each month thereafter until the entire option vests on the fourth anniversary of the date of its grant. However, in order to vest, the holder of the option must be an employee of the Company on the scheduled vesting dates.

In an effort to reduce option overhang and increase long-term shareholder value, during 2010, our Directors approved a company-wide stock option repurchase program, under which outstanding stock options held by employees with an exercise price at or above $25 per share could be tendered to the Company in exchange for a cash payment equal to 80% of the value of the option, as determined by the Black-Scholes option pricing model.  Our Named Executive Officers were eligible to participate in this program, as were all other employees of the Company, but non-employee Board members were not eligible.  We conducted this program during the first quarter of 2010 and 360,442 options, or 88.7% of the eligible options, were tendered to the Company, in exchange for which the Company paid an aggregate of $194,098.  Our Named Executive Officers tendered 88,000 options in exchange for aggregate cash payments of $30,180.  Although the Company recognized that some independent corporate governance organizations expect that companies conducting such programs first obtain shareholder approval before undertaking such a program, for many reasons the Board determined that it would be in the interest of the Company and our shareholders to not wait for shareholder approval before conducting the program.  These reasons include the following:

•
If all eligible options would have been tendered, the amount of cash that would have been paid by the Company would have been less than 0.18% of the Company's cash and cash equivalents as of the date of the tender, which is a negligible amount;

•
During the first quarter of each year, the Company informs employees of the annual compensation program, including base salary increases, equity grants, payment under the prior year's bonus plan, and the terms of the new year's bonus program, and because the Company had not increased base salaries in 2009, reduced the amount of its equity incentive grants to employees in 2009 and was going to continue that reduction in 2010, and was announcing significant changes to the Company's medical plans in 2010, the Board believed it was important for employee morale to connect the timing of the repurchase program to the Company's announcement of its annual compensation program instead of waiting for shareholder approval to conduct the program, which, if received, would have caused the program to occur in the third quarter;

•
In addition to the Board's awareness that the aggregate payment under the program would be minimal, the Board also was aware that the payment to any individual, including Named Executive Officers, would be relatively minor to that individual in context of the person's total compensation, with the payments to our Named Executive Officers equaling approximately 1.6% of their total compensation in 2010; and

•
If all eligible options had been tendered, the “overhang” of the Company, which is calculated as a percentage of outstanding shares of common stock represented by outstanding option grants and had increased on a percentage basis by the Company's repurchase of 3.3 million shares of common stock prior to the announcement of the program, would have been reduced by approximately 2.8%, which reduction the Board considered to be a material benefit to our shareholders.

Stock Ownership and Retention Guidelines. In May 2006, the Board of Directors approved stock ownership guidelines that apply to all Directors and executive officers. The guidelines are overseen by our Governance and Nominating Committee. Under these guidelines, ownership targets for executive officers are a multiple of base salary (not including bonuses, such as performance or signing bonuses), varying by management level, and the ownership target for members of the Board is based on the value of our common stock, as follows:

Level	Target
Board members	$100,000
Chief Executive Officer	2.0 times base salary
Chief Operating Officer	1.5 times base salary
Other executive officers	1.0 times base salary
The guidelines provided that ownership was to be measured as of December 31, 2010 for those who were executive officers on that date, with reference to the executive officer's base salary for the year then ended and using the fair market value of our common stock as of December 31, 2010. To the extent that a Board member or executive officer did not already satisfy the applicable ownership and valuation requirements, he or she is expected to meet the target over the later of four years from December 31, 2010 or five years from the date such person became a Board member or assumed his current executive officer position. Ownership for new executive officers and Board members is measured on the last trading date of the year before they became an executive officer or Board member, if such service began in the first half of the year, or the last trading date of the year in which they became an executive officer or Board member, if such service began in the last of the year, with reference to the executive officers' annualized base salaries. Shares that count include all shares directly or beneficially owned by the executive officer or Board member, except for shares subject to unvested options and unvested restricted stock awards. As of December 31, 2010, all the Directors and Named Executive Officers either met the guidelines or were making satisfactory progress toward meeting them, in the opinion of the Governance and Nominating Committee.

If a Director or executive officer desires to sell any shares of our stock, we recommend that person adopt a 10b5-1 plan, which provides a safe harbor from liability under the anti-fraud provisions of the Exchange Act for sales complying with such a written plan that includes either the number of shares to be sold and the prices at which they will be sold or a formula under which the number of shares and sales prices are determined. We also encourage all Directors and Named Executive Officers who exercise options to retain and hold at least 10% of the shares obtained upon their exercise. Under our policy prohibiting insider trading, which applies to all Directors and employees, the 10b5-1 plans must be reviewed and approved by the chair of the Compensation Committee and outside securities counsel before they can be adopted.

Role of Executive Officers in Compensation Decisions

As part of the Compensation Committee's meetings to determine executive compensation, our President and Chief Executive Officer presents his recommendations regarding changes in his compensation and the compensation for our other executive officers. The Compensation Committee discusses these recommendations and accepts or adjusts them, in whole or in part. The President and Chief Executive Officer is not present during the Compensation Committee's final discussions or determination of his compensation, but he participates in some of the discussions regarding other executive officers'

compensation. The Chief Financial Officer also may be present for discussions regarding compensation for the vice presidents. The other executive officers are not present during the Compensation Committee's discussions of their compensation. The chair of the Compensation Committee presents the Compensation Committee's findings regarding compensation for executive officers to the Board of Directors at one or more meetings typically held before mid-March of each year to obtain the Board's input. The inputs from the President and Chief Executive Officer are considered by the Compensation Committee when it determines executive compensation for that year, including executive salaries, the management incentive plan, and stock options and restricted stock awards.

Benefits

Our executive officers are eligible for all benefits generally available to our full-time permanent employees. Other than contributions to 401(k) retirement savings plans for our U.S. employees and contributions to savings programs for our European employees, we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees. Any benefits that are provided only to executive officers are usually directly related to unique features of that executive's position, such as being an expatriate, or when the executive officer undertakes actions at our request, such as relocating. The benefits we provided in 2010 to executive officers are described in the Summary Compensation Table included elsewhere in this proxy statement.

All employees, including the executive officers, are entitled to participate in the Vital Images, Inc. Salary Savings Plan qualified under Section 401(k) of the Internal Revenue Code of 1986, or 401(k) plan. The 401(k) plan has been highlighted as a positive element of compensation in our employee satisfaction survey results. Each employee that is at least 21 years of age may, commencing on the first day of the quarter after which the employee has attained three months of service, elect to contribute to the 401(k) plan through payroll deductions of up to 100% of his or her salary, subject to certain limitations. At the discretion of the Board of Directors, we may make matching contributions equal to a percentage of the salary deduction contributions or other discretionary amounts. The Company paid $372,000 in matching contributions in 2010, $372,000 in 2009, and $412,000 in 2008. Matching contributions to the 401(k) plan on behalf of the Named Executive Officers are described in the Summary Compensation Table.

Perquisites

The Named Executive Officers are eligible for the same health and welfare programs and benefits as the rest of the Company's employees. In addition, Mr. Simha received reimbursement from the Company during 2010 for the costs of airfare, housing and automobile rental, as well as related gross-up of the taxes related to these reimbursements. The Company agreed to these perquisites with Mr. Simha to assist him with the costs of commuting to the Company's headquarters in Minnetonka, Minnesota, while maintaining a home residence in another location. Mr. Simha is a leading executive for the Company's research and development activities, and it was determined that providing such perquisites was necessary to recruit and retain him to the Company. The Company's costs for these perquisites are set forth in the Summary Compensation Table.

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following report of the Compensation Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

The Compensation Committee has reviewed and discussed the section of this proxy statement entitled “Information Concerning Directors, Nominees and Executive Officers — Compensation Discussion and Analysis” with management. Based on such review and discussions, the Compensation Committee recommended to the Company's Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

By the Compensation Committee:

Gregory J. Peet, Chair
Douglas M. Pihl
Sven A. Wehrwein

Executive Compensation

The following table sets forth information about compensation awarded, earned by or paid to the Company's Named Executive Officers for the years ended December 31, 2010, 2009 and 2008 (as applicable), which Named Executive Officers consist of individuals serving during 2010 as the Company's chief executive officer and chief financial officer and the Company's three most highly compensated executive officers, other than persons who served as chief executive officer and chief financial officer, who were serving as executive officers as of December 31, 2010:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)		Total ($)
Michael H. Carrel, President and Chief Executive Officer (4)	2010	$310,000	$—		$—	$250,478	$34,471	$4,796	(5)	$599,745
	2009	$310,000	$—		$—	$171,311	$115,517	$7,405		$604,233
	2008	$309,290	$—		$—	$953,186	$25,090	$7,599		$1,295,165

Peter J. Goepfrich, Chief Financial Officer	2010	$210,000	$—		$—	$87,990	$20,163	$5,097	(5)	$323,250
	2009	$210,000	$—		$—	$58,659	$62,245	$5,200		$336,104
	2008	$209,518	$—		$—	$490,592	$10,456	$4,255		$714,821

Aaron (Erkan) Akyuz, Executive Vice President — Product Strategy and Development (6)	2010	$250,000	$—		$—	$42,235	$24,969	$14,210	(7)	$331,414
	2009	$100,763	$—		$180,300	$583,387	$21,238	$118,539		$1,004,227
	2008	$—	$—		$—	$—	$—	$—		$—

Steven P. Canakes, Executive Vice President — Global Sales and Sales Operations	2010	$213,200	$—		$—	$87,990	$58,298	$6,699	(5)	$366,187
	2009	$213,200	$—		$—	$58,659	$99,475	$8,676		$380,010
	2008	$212,193	$—		$—	$167,991	$9,931	$10,680		$400,795

Vikram Simha, Chief Technology Officer (8)	2010	$240,000	$—		$—	$52,330	$14,370	$18,869	(9)	$325,569
	2009	$240,000	$—		$—	$23,664	$51,476	$101,580		$416,720
	2008	$97,505	$30,000	(10)	$228,600	$849,960	$3,397	$5,173		$1,214,635
_________________________

(1)
Consists of restricted stock awards granted under the Vital Images, Inc. 2006 Long-Term Incentive Plan. The holders of the stock awards have the right to receive any dividends declared on the Company's common stock but not the right to vote the shares of restricted stock. The amounts represent the full grant-date fair value computed pursuant to applicable accounting guidance for share-based payments as reflected in the Company's financial statements, based on the number of restricted stock awards granted and the closing price of the common stock as quoted on The NASDAQ Global Select Market on the date of grant. The stock awards vest as to 25% of the number of shares subject to the awards on each of the first, second, third and fourth anniversary dates of the date of grant of the award so long as the recipient of the award is then an employee of the Company. Refer to “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations — Critical accounting policies and estimates — Equity-based compensation” in our Annual Report on Form 10-K for the year ended December 31, 2010 for discussion of the assumptions used in calculating the fair value. This portion of ourAnnual Report on Form 10-K is included in our 2010 Annual Report to Shareholders.

(2)
Consists of the full grant-date fair value of stock options granted under the Vital Images, Inc. 2006 Long-Term Incentive Plan. The options vest and become exercisable as to 28% of the shares one year after the date of grant and as to an additional 2% in each succeeding month, but only if the Named Executive Officer is then an employee of the Company. Refer to “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations — Critical accounting policies and estimates — Equity-based compensation” in our Annual Report on Form 10-K for the year ended December 31, 2010 for discussion of the assumptions used in calculating the fair value. This portion of our Annual Report on Form 10-K is included in our 2010 Annual Report to Shareholders.

(3)
Consists of cash awards earned during year presented and paid during the following year under the Company's management incentive plan, e.g., cash awards earned in 2010 were paid in 2011. For Mr. Canakes, also includes a sales commissions plan for 2010, cash awards earned for 2009 and paid in 2010 under the Company's management incentive plan for 2009, and cash awards earned for 2008 and paid in 2009 under the Company's management incentive plan for 2008. The management incentive plans provide that the executive officers of the Company are eligible to earn annual cash awards tied to the level of achievement of annual performance targets. See “Information Concerning Directors, Nominees and Executive Officers — Compensation Discussion and Analysis — Setting Executive Compensation — Bonus.”

(4)	Mr. Carrel was promoted to President and Chief Executive Officer on January 9, 2008. He was previously Chief Operating Officer and Chief Financial Officer.

(5)	Consists of matching contributions made by the Company under the 401(k) plan and group term life, long-term disability and accidental death and dismemberment insurance premiums.

(6)	Mr. Akyuz joined the Company as Executive Vice President — Engineering on August 14, 2009.

(7)
Consists of matching contributions made by the Company under the 401(k) plan, payments for medical services outside of the Company-sponsored medical insurance plan, and group term life, long-term disability and accidental death and dismemberment insurance premiums.

(8)	Mr. Simha joined the Company as Chief Technology Officer and Executive Vice President — Engineering on August 6, 2008.

(9)
Consists of $7,529 for airfare, auto rental and housing expenses for personal use and $5,519 related gross-up for income taxes, plus matching contributions made by the Company under the 401(k) plan, and group term life, long-term disability and accidental death and dismemberment insurance premiums.

(10)	Consists of a sign-on bonus upon commencement of employment.

The following table sets forth information regarding the annual performance bonus and long-term incentive awards made to each of the Named Executive Officers during 2010:

GRANTS OF PLAN-BASED AWARDS — 2010

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards ($/Share) (3)	Grant-date fair value of Stock and Option Awards (4)
Name		Threshold ($)	Target ($)	Maximum ($)
Michael H. Carrel	3/2/2010	$—	$201,500	$450,353	42,700	$15.99	$250,478

Peter J. Goepfrich	3/2/2010	$—	$105,000	$234,675	15,000	$15.99	$87,990

Aaron (Erkan) Akyuz	3/2/2010	$—	$87,500	$195,563	7,200	$15.99	$42,235

Steven P. Canakes	3/2/2010	$—	$159,900	$329,194	15,000	$15.99	$87,990

Vikram Simha	3/2/2010	$—	$84,000	$187,740
	5/18/2010				10,000	$14.58	$52,330
_________________________

(1)
Consists of cash bonuses under the Company's 2010 management incentive plan. The amounts in these columns reflect the minimum payment level, if an award is achieved, the target payment level and the maximum payment level under our 2010 management incentive plan. For additional information concerning our annual incentive award program, see the section of this proxy statement entitled “Information Concerning Directors, Nominees and Executive Officers — Compensation Discussion and Analysis.”

(2)	Consists of stock options granted to the Named Executive Officers in 2010 under the Vital Images, Inc. 2006 Long-Term Incentive Plan.

(3)	The exercise price of all options was equal to the closing price of the common stock as quoted on The NASDAQ Global Select Market on the date of grant.

(4)
Represents the full grant-date fair value determined pursuant to applicable accounting guidance for share-based payments as reflected in the Company's financial statements, based on the numbers of shares subject to options granted and the closing price of the common stock as quoted on The NASDAQ Global Select Market on the date of grant. These options vest and become exercisable as to 28% of the shares one year after the date of grant and as to an additional 2% in each succeeding month, but only if the Named Executive Officer is then an employee of the Company.

The following table sets for the information about unexercised options and awards of restricted stock that had not vested and that were held at December 31, 2010 by the Named Executive Officers:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2010

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options — (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options — (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Michael H. Carrel	147,500	—		$16.57	5/13/2013
	111,000	39,000	(2)	$15.25	1/11/2013
	10,500	4,500	(3)	$15.11	3/11/2013
	23,644	27,756	(4)	$8.79	3/2/2014
	—	42,700	(5)	$15.99	3/2/2015

Peter J. Goepfrich	3,840	—		$10.34	8/31/2012
	630	—		$15.40	2/15/2013
	55,500	19,500	(6)	$15.25	1/11/2013
	7,000	3,000	(7)	$15.11	3/11/2013
	8,096	9,504	(8)	$8.79	3/2/2014
	—	15,000	(9)	$15.99	3/2/2015

Aaron (Erkan) Akyuz	45,000	80,000	(10)	$12.02	8/17/2014
	—	7,200	(11)	15.99	3/2/2015
						11,250	(12)	$157,275

Steven P. Canakes	12,500	—		$12.60	2/5/2012
	3,000	—		$15.40	2/15/2013
	21,000	9,000	(13)	$15.11	3/11/2013
	8,096	9,504	(14)	$8.79	3/2/2014
	—	15,000	(15)	$15.99	3/2/2015

Vikram Simha	90,000	60,000	(16)	$15.24	8/6/2013
	3,266	3,834	(17)	$8.79	3/2/2014
	—	10,000	(18)	$14.58	5/18/2015
						7,500	(19)	$104,850
_________________________

(1)	The market value is computed by multiplying the closing market price of the stock at December 31, 2010 by the number of shares.

(2)	Vests as to 3,000 shares on January 11, 2011 and on the eleventh day of each calendar month thereafter until fully vested.

(3)	Vests as to 300 shares on January 11, 2011 and on the eleventh day of each calendar month thereafter until fully vested.

(4)	Vests as to 1,028 shares on January 2, 2011 and on the second day of each calendar month thereafter until fully vested.

(5)	Vests as to 11,956 shares on March 2, 2011 and an additional 2% of such shares on the second day of each calendar month thereafter until fully vested.

(6)	Vests as to 1,500 shares on January 11, 2011 and on the eleventh day of each calendar month thereafter until fully vested.

(7)	Vests as to 200 shares on January 11, 2011 and on the eleventh day of each calendar month thereafter until fully vested.

(8)	Vests as to 352 shares on January 2, 2011 and on the second day of each calendar month thereafter until fully vested.

(9)	Vests as to 4,200 shares on March 2, 2011 and an additional 2% of such shares on the second day of each calendar month thereafter until fully vested.

(10)	Vests as to 2,500 shares on January 17, 2011 and on the seventeenth day of each calendar month thereafter until fully vested.

(11)	Vests as to 2,016 shares on March 2, 2011 and an additional 2% of such shares on the second day of each calendar month thereafter until fully vested.

(12)	Vests as to 3,750 shares on August 17, 2011 and on August 17 of each year thereafter until fully vested.

(13)	Vests as to 600 shares on January 11, 2011 and on the eleventh day of each calendar month thereafter until fully vested.

(14)	Vests as to 352 shares on January 2, 2011 and on the second day of each calendar month thereafter until fully vested.

(15)	Vests as to 4,200 shares on March 2, 2011 and an additional 2% of such shares on the second day of each calendar month thereafter until fully vested.

(16)	Vests as to 3,000 shares on January 6, 2011 and on the sixth day of each calendar month thereafter until fully vested.

(17)	Vests as to 142 shares on January 2, 2011 and on the second day of each calendar month thereafter until fully vested.

(18)	Vests as to 2,800 shares on May 18, 2011 and an additional 2% of such shares on the eighteenth day of each calendar month thereafter until fully vested.

(19)	Vests as to 3,750 shares on August 15, 2011 and 3,750 shares on August 15, 2012.

The following table sets forth information regarding the exercise of stock options and the vesting of awards of restricted stock during 2010 held by the Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED — 2010

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Michael H. Carrel	—	$10,040	(3)	—	$—
Peter J. Goepfrich	—	$11,720	(4)	125	$1,778
Aaron (Erkan) Akyuz	—	$—		3,750	$47,625
Steven P. Canakes	45,000	$273,616	(5)	250	$3,555
Vikram Simha	—	$—		3,750	$47,400
_________________________

(1)
For option exercises that were not part of the exchange for tender of options referenced in the notes below, the value realized consists of the difference between the closing price of the Company's common stock on the date of exercise and the exercise price of the option multiplied by the number of shares acquired upon exercise.

(2)	Consists of the closing price of the Company's common stock on the vesting date multiplied by the number of shares acquired upon vesting.

(3)	Consists of amounts received from Company in exchange for tender of 26,000 options pursuant to option repurchase program for all employees.

(4)	Consists of amounts received from Company in exchange for tender of 39,000 options pursuant to option repurchase program for all employees.

(5)	Includes $8,420 received from Company in exchange for tender of 23,000 options pursuant to option repurchase program for all employees. No shares were acquired in connection with the option tender.

Employment and Other Agreements

All Named Executive Officers have at-will employment agreements with the Company, which include confidentiality and non-competition provisions, and also provide for payment of severance compensation if the Company terminates any of these executive officers' employment without cause, or if the executive officer resigns for good reason. Severance is equal to 12 months of base salary for Mr. Carrel, nine months of base salary for each of Mr. Simha and Mr. Akyuz, and six months of base salary for each of Mr. Goepfrich and Mr. Canakes. For Mr. Carrel, the Company will also continue to pay the same portion of his employee welfare benefits as the Company was paying before his termination for a period of 12 months after his termination. For each of Mr. Simha and Mr. Akyuz, the Company will also continue to pay the same portion of his employee welfare benefits as the Company was paying before his termination for a period of nine months after his termination. For Mr. Goepfrich, the Company will also continue to pay the same portion of his employee welfare benefits as the Company was paying before his termination for a period of six months after his termination.

Change in Control Agreements

The Company has entered into change in control agreements with each of its Named Executive Officers and certain other officers that provide for lump sum cash payments equal to his annual base salary — twice in the case of Mr. Carrel and Mr. Canakes — in effect on the date of a “change in control” of the Company, as defined in such agreements, as well as continued payment of the employee welfare benefits then in effect for each Named Executive Officer for a period of 24 months upon a change in control of the Company. Payments under the agreements are to be made if the officer's employment with the Company is terminated for any reason other than death, cause, disability or retirement, or if he or she terminates his or her employment with the Company for good reason, or, in the case of Mr. Carrel, for any reason, and the termination occurs within 12 months following a change in control, or before a change in control if his or her termination was a condition of the change in control.

Post-Employment Compensation

Potential Payments upon Termination of Employment or Change in Control

The tables below reflect the amount of compensation to each of the Named Executive Officers of the Company who were employees as of December 31, 2010 in the event of termination of such executive's employment. The amounts of compensation payable to each such Named Executive Officer upon retirement, termination without cause or resignation for good reason, termination for cause or resignation without good reason, voluntary or involuntary termination following a change in control, and death are shown below. The amounts shown assume that such termination was effective as of December 31, 2010, include amounts earned through such time, and are estimates of the amounts which would be paid out to the Named Executive Officers upon their termination. The actual amounts to be paid out can be determined only at the time of such executive's separation from the Company. In addition, there may be re-negotiation of the payments upon any termination of employment or change in control.

Both of our equity award plans that cover our employees, consisting of the 1997 Stock Option and Incentive Plan and the 2006 Long-Term Incentive Plan, provide that the restrictions on all shares of restricted stock shall lapse immediately, and all outstanding options will become exercisable immediately, if any of the following events occur: (i) the sale, lease, exchange or other transfer of substantially all of the assets of the Company; (ii) the liquidation or dissolution of the Company; (iii) certain mergers or consolidations of the Company which result in a reduction in the voting power of the current shareholders of the Company; (iv) any person becomes the beneficial owner of more than 20% of the Company's common stock without the advance approval of the incumbent Directors or more than 50% of the voting power of the Company's outstanding stock without regard to consent by the incumbent Directors; (v) the incumbent Directors cease for any reason to constitute at least a majority of the Board; or (vi) any other change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or Section 15(d) of the Exchange Act.

	Cash Severance Payment		Continuation of Medical and Welfare Benefits (1)	Acceleration of Equity Awards (2)	Accrued Vacation Pay	Total
Michael H. Carrel
Retirement	$—		$—	$122,712	$47,690	$170,402
Termination without Cause or Resignation for Good Reason	$310,000		$19,178	$—	$47,690	$376,868
Termination for Cause or Resignation without Good Reason	$—		$—	$—	$47,690	$47,690
Voluntary or Involuntary Termination following Change in Control	$620,000		$38,356	$122,712	$47,690	$828,758
Death	$500,000	(3)	$—	$122,712	$47,690	$670,402

Peter J. Goepfrich
Retirement	$—		$—	$55,996	$32,306	$88,302
Termination without Cause or Resignation for Good Reason	$105,000		$8,377	$—	$32,306	$145,683
Termination for Cause or Resignation without Good Reason	$—		$—	$—	$32,306	$32,306
Termination following Change in Control (other than for Death, Cause, Disability, or Retirement) or with Good Reason	$210,000		$33,509	$55,996	$32,306	$331,811
Death	$500,000	(3)	$—	$55,996	$32,306	$588,302

Aaron (Erkan) Akyuz
Retirement	$—		$—	$245,475	$2,567	$248,042
Termination without Cause or Resignation for Good Reason	$187,500		$12,566	$—	$2,567	$202,633
Termination for Cause or Resignation without Good Reason	$—		$—	$—	$2,567	$2,567
Termination following Change in Control (other than for Death, Cause, Disability, or Retirement) or with Good Reason	$250,000		$33,509	$245,475	$2,567	$531,551
Death	$500,000	(3)	$—	$245,475	$2,567	$748,042

Steven P. Canakes
Retirement	$—		$—	$59,281	$32,799	$92,080
Termination without Cause or Resignation for Good Reason	$106,600		$—	$—	$32,799	$139,399
Termination for Cause or Resignation without Good Reason	$—		$—	$—	$32,799	$32,799
Termination following Change in Control (other than for Death, Cause, Disability, or Retirement) or with Good Reason	$426,400		$38,356	$59,281	$32,799	$556,836
Death	$500,000	(3)	$—	$59,281	$32,799	$592,080

Vikram Simha
Retirement	$—		$—	$121,801	$15,544	$137,345
Termination without Cause or Resignation for Good Reason	$180,000		$9,059	$—	$15,544	$204,603
Termination for Cause or Resignation without Good Reason	$—		$—	$—	$15,544	$15,544
Termination following Change in Control (other than for Death, Cause, Disability, or Retirement) or with Good Reason	$240,000		$24,158	$121,801	$15,544	$401,503
Death	$500,000	(3)	$—	$121,801	$15,544	$637,345

_________________________

(1)	Reflects the estimate of all future premiums which will be paid on behalf of the Named Executive Officer under the Company's health and welfare benefit plans.

(2)
For option awards, consists of the difference between the market price of our common stock as reported on The NASDAQ Global Select Market as of December 31, 2010, which was $13.98, less the exercise price of the option multiplied by the number of shares subject to the option that will accelerate and vest upon the occurrence of the event. For restricted stock awards, consists of the closing price of our common stock as reported on The NASDAQ Global Select Market as of December 31, 2010, which was $13.98, multiplied by the number of shares that will accelerate and vest upon the occurrence of the event.

(3)	Reflects the proceeds that would have been received by the Named Executive Officer as of December 31, 2010, under the life insurance policies for which the Company pays the premiums.

Other Post-Employment Payments

Other than contributions to 401(k) retirement savings plans for our U.S. employees and contributions to savings programs for our European employees, we do not provide pension arrangements or post-retirement health coverage for executive officers or other employees. We do not provide any nonqualified defined contribution or other deferred compensation plans.

Compensation Risk Analysis

The process the Company used to analyze its compensation risks began with the Chief Financial Officer and leadership in our Human Resources department documenting each of the Company's incentive compensation programs, identifying, for each program, the type of plan, the persons eligible to receive incentive compensation under the program, the activities or results necessary to receive incentive compensation under the program, and the possible risks that may result from an individual's attempts to achieve such incentive compensation. Management also examined risk mitigating factors, such as the balance of incentives created by and within various incentive programs. Then, management and the Compensation Committee reviewed the catalogue and assessed whether any of the programs could create risks that are reasonably likely to have a material adverse effect on the Company. In that discussion, it was determined that none of the Company's incentive compensation programs create risks that are reasonably likely to have a material adverse effect on the Company.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information as of December 31, 2010 with respect to the Company's equity compensation plans:
EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
2006 Long-Term Incentive Plan	1,648,070	$13.96	746,222
1997 Stock Option and Incentive Plan (1)	393,181	$17.62	—
1997 Director Stock Option Plan (1)	180,000	$21.60	—
1997 Employee Stock Purchase Plan (2)	Not applicable	Not applicable	40,707
Total	2,221,251	$15.23	786,929
_________________________

(1)	The 1997 Stock Option and Incentive Plan and the 1997 Director Stock Option Plan automatically terminated on March 19, 2007.

(2)	Under the 1997 Employee Stock Purchase Plan, shares are acquired at the time of investment by the participating employees at the applicable discount price.

ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION PAID
TO OUR NAMED EXECUTIVE OFFICERS
(Proposal 2)

Introduction

The foundation of Vital Images' executive compensation program is to pay for performance. Base compensation for our executive officers are set relatively low against their peer groups and a meaningful portion of the compensation to our executive officers is based on long-term equity incentive compensation and annual non-equity incentive compensation, which is focused on the key results and strategic drivers of our business. We believe that our executive compensation program aligns our incentive compensation with the long-term interests of our shareholders because it is designed to motivate our executives to deliver long-term sustainable growth and shareholder value, and to provide retention incentives.

All of our Named Executive Officers are subject to at-will employment agreements. Base salaries for our CEO and CFO were the same in 2010 as they were in 2009 and 2008. We do not maintain any supplemental executive retirement plans for our executive officers and our Named Executive Officers participate in a retirement program that is open to all of our U.S. employees. We also have a stock ownership policy that requires our Named Executive Officers and other key executives to reach and retain certain levels of ownership of our common stock. We generally do not provide significant perquisites and other personal benefits.

We urge you to read the Compensation Discussion and Analysis section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2010 compensation of our Named Executive Officers. We believe that viewed as a whole, our compensation practices and policies are appropriate and are fair to both the company and its executives.

Proposal

The U.S. Congress has enacted requirements commonly referred to as the “Say on Pay” rules. As required by those rules, we are asking you to vote on the adoption of the following resolution:

BE IT RESOLVED by the shareholders of Vital Images, Inc., that the shareholders approve the compensation of the company's Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the company's proxy statement for the 2011 Annual Meeting of Shareholders.

Shareholder Approval

Proxies will be voted in favor of the resolution unless shareholders specify otherwise in their proxies. The voting option, if any, that receives the affirmative vote of a plurality of the voting power present (in person or by proxy) at the meeting and entitled to vote on this item of business will be the option adopted by the shareholders in accordance with the voting standard established by Vital Images' bylaws. As an advisory vote, this proposal is non-binding. However, the Board and our Compensation Committee, which is responsible for designing and overseeing the administration of our executive compensation program, values the opinions of our shareholders, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL 2, THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT PURSUANT TO THE SEC’S COMPENSATION DISCLOSURE RULES.

ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF SAY-ON-PAY VOTE
(Proposal 3)

As required under the new rules adopted by the U.S. Congress and the SEC in connection with the say-on-pay vote described in Proposal 2 above, our shareholders will also have an opportunity to cast an advisory, non-binding vote on how frequently future say-on-pay votes should be conducted by the Company. Shareholders may indicate whether they would prefer an advisory vote on executive compensation every one, two or three years. We are required to solicit shareholder votes on the frequency of future say-on-pay proposals at least once every six years, although we may seek shareholder input more frequently.

We have given significant thought to our recommendation with respect to the frequency of the voting on Say on Pay by our stockholders. We have determined that a vote each year is preferable because it would provide more consistent feedback on our compensation programs, policies and decisions. The frequency selected by the stockholders for conducting Say on Pay voting at the annual meetings of the stockholders of the company is not a binding determination. However, the frequency selected will be given due consideration by the Company in its discretion.

Shareholder Approval

The proxy card provides shareholders with the opportunity to choose among four options (holding the say-on-pay advisory vote once every one, two or three years, or abstaining from voting on this item). As a result, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

Proxies will be voted for the option of once every year unless shareholders specify otherwise in their proxies. The voting option, if any, that receives the affirmative vote of a plurality of the voting power present (in person or by proxy) at the meeting and entitled to vote on this item of business will be the option adopted by the shareholders in accordance with the voting standard established by Vital Images' bylaws. However, the results of this vote are not binding on the board, whether or not any option is passed under this voting standard. In evaluating the vote on this advisory resolution, the board will consider the voting results in their entirety.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE PREFERRED FREQUENCY FOR ADVISORY SAY-ON-PAY VOTES ON EXECUTIVE COMPENSATION AS SET FORTH IN PROPOSAL 3.

RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 4)

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm to audit the Company's consolidated financial statements for the year ending December 31, 2011 and recommends that the shareholders vote for ratification of such appointment.

PricewaterhouseCoopers LLP has audited the Company's financial statements since the year ended December 31, 1997. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

Audit and Other Professional Fees

The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements for the Company's last two fiscal years and fees billed for other services rendered by PricewaterhouseCoopers LLP related to those years are set forth in the following table:

	2010	2009
Audit fees (1)	$494,213	$516,748
Audit-related fees (2)	—	93,000
Tax fees (3)	94,540	74,650
All other fees (4)	1,500	1,500
Totals	$590,253	$685,898
_________________________

(1)
Audit fees consist of fees related to professional services rendered in connection with the audit of the Company's annual financial statements, the audit of the Company's internal control over financial reporting, the reviews of the interim financial statements included in the Company's quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. The audit fees consist of the following:

	2010	2009
Annual financial statements, the audit of the Company’s internal control over financial reporting, the reviews of the interim financial statements included in the Company’s quarterly reports on Form 10-Q	$494,213	$500,444
Regulatory filings and other general consulting matters	—	16,304
Totals	$494,213	$516,748

(2)
Audit-related fees are fees for assurance and related services performed by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of the Company's financial statements.

(3)
Tax fees are fees for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company, any refund claims, payment planning, tax advice related to mergers and acquisitions, and tax work stemming from audit-related items.

(4)	All other fees are fees for other permissible work performed by PricewaterhouseCoopers LLP that does not meet the above category descriptions.

As provided in the Audit Committee's charter, all engagements for any non-audit services by the Company's independent registered public accounting firm must be approved by the Audit Committee before the commencement of any such services. All such services were pre-approved for the last two fiscal years. The Audit Committee may designate a member or members of the Audit Committee to represent the entire Audit Committee for purposes of approving non-audit services, subject to review by the full Audit Committee at the next regularly scheduled meeting.

The Audit Committee considers the provision of services by PricewaterhouseCoopers LLP to the Company, over and above the external audit fees, to be compatible with PricewaterhouseCoopers LLP's ability to maintain its independence.

Shareholder Approval

The affirmative vote of a majority of the shares of common stock of the Company represented at the Annual Meeting either in person or by proxy, assuming a quorum is present, is required to ratify the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2011. If the shareholders do not approve the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider its selection.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011 AS SET FORTH IN PROPOSAL 4.

REPORT OF THE AUDIT COMMITTEE

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

The Audit Committee of the Board of Directors is comprised entirely of three directors who meet the independence requirements of the Marketplace Rules of The NASDAQ Stock Market and the Securities and Exchange Commission. The Audit Committee operates under a charter that is available on the Company's website at http://www.vitalimages.com. To view the charter, select “Investors,” then “Corporate Governance,” then “Documents & Charters” and then “Audit Committee Charter” under “Committee Charters.”

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal controls over financial reporting. The Company's independent auditors are responsible for expressing an opinion as to the conformity of the Company's consolidated financial statements with generally accepted accounting principles and auditing the effectiveness of the Company's internal controls over financial reporting.

In performing its responsibilities, the Audit Committee has reviewed and discussed, with management and the independent accountant, the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2010. The Audit Committee has also discussed with the independent accountant auditors matters required to be discussed by AU Section 380, Communication with Audit Committees.

The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

By the Audit Committee:

Sven A. Wehrwein, Chair
James B. Hickey, Jr.
Richard W. Perkins

AVAILABLE INFORMATION

Shareholders of record on March 14, 2011 will receive a proxy statement and the Company's Annual Report to Shareholders which contains detailed financial information concerning the Company. The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not deemed a part hereof.

By Order of the Board of Directors
Michael H. Carrel, President and Chief Executive Officer
March 29, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2010 Annual Report and 2011 Proxy Statement are available at www.proxyvote.com.

VITAL IMAGES, INC. PROXY SOLICITED BY BOARD OF DIRECTORS For Annual Meeting of Shareholders

Thursday, May 12 2011 — 1:00 p.m. (CDT)

The undersigned, revoking all prior proxies, hereby appoints Michael H. Carrel and Ian L. Nemerov, or either of them, as proxy or proxies, with full power of substitution and revocation, to vote all shares of common stock of VITAL IMAGES, INC. (the "Company") of record in the name of the undersigned at the close of business on March 14, 2011 at the Annual Meeting of Shareholders to be held at 1:00 p.m. (CDT) on Thursday, May 12, 2011 at Vital Images, Inc., 5850 Opus Parkway, Suite 300, Minnetonka, MN 55343, or any adjournment thereof, upon matters listed on the reverse side.

Continued and to be signed on reverse side

VITAL IMAGES, INC.
5850 OPUS PARKWAY, SUITE 300
MINNETONKA, MN 55343

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VITAL IMAGES, INC.						To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except
1	Election of Directors		☐	☐	☐
Nominees
	01 James B. Hickey, Jr.	02 Michael H. Carrel	03 Oran E. Muduroglu		04 Gregory J. Peet		05 Richard W. Perkins
	06 Douglas M. Pihl	07 Michael W. Vannier, MD	08 Sven A. Wehrwein
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2	The approval (non-binding) of the compensation of our named executive officers as disclosed in the proxy statement pursuant to the SEC's compensation disclosure rules.						☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:						1 year	2 years	3 years	Abstain
3	The preferred frequency for advisory (non-binding) say-on-pay votes on executive compensation.					☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
4
To ratify the appointment by the Audit Committee of the Company's Board of Directors of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2011.
							☐	☐	☐
Other business:
5	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)				Date